Exhibit 5.1

Wilson Sonsini Goodrich & Rosati
Professional Corporation 650 Page Mill Road
Palo Alto, California 94304-1050
O: 650.493.9300 F: 650.493.6811

February 25, 2026

Soleno Therapeutics, Inc.

100 Marine Pkwy, Suite 400

Redwood City, CA 94065

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Soleno Therapeutics, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 2,091,475 shares of Common Stock reserved for issuance pursuant to the Soleno Therapeutics, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), which shares of Common Stock are referred to herein as the “Shares”. As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI Professional Corporation